File Nos. 2-92583 & 811-4084

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-12

                             HAWAIIAN TAX-FREE TRUST
               (Exact Name of Registrant as Specified in Charter)

                         380 Madison Avenue, Suite 2300
                            New York, New York 10017
                    (Address of Principal Executive Offices)

                                 (212) 697-6666
                         (Registrant's Telephone Number)

               Payment of Filing Fee (Check the appropriate box):

[X] No fee required

                             HAWAIIAN TAX-FREE TRUST
                        Supplement to the Proxy Statement
                               Dated July 19, 2002




     The following is substituted for the material under Proposal No. 2 (Ratification or Rejection of Selection of Independent Auditors).

     KPMG LLP ("KPMG"), which is currently serving as the Trust's auditors, has been selected by the Trust's Board of Trustees, including a majority of the Independent Trustees, as the Trust's independent auditors for the fiscal year ending March 31, 2003. Such selection is submitted to the shareholders for ratification or rejection.


KPMG received the following fees, paid by the Trust unless otherwise stated, during the fiscal year ended March 31, 2002:


Audit Fees:                                                $18,000

Financial Information
Systems Design and Implementation                               0

All Other Fees
  Other fees paid by the Trust(1)                          $7,992
  Fees paid by Bank of Hawaii (see below)                $415,000

(1)Fees for preparation of the Trust's tax returns and tax-related memoranda.

     KPMG performed a commercial lending process redesign project for the Bank of Hawaii (not for the Asset Management Group of Bank of Hawaii, the Investment Adviser to the Trust) for a fee of approximately $415,000. Except for that one project, KPMG did not perform any services during the fiscal year for the Trust's investment adviser, or any entity controlling, controlled by or under common control with the investment adviser that provides services to the Trust.

     The Audit Committee of the Trust's Board of Trustees, which consists of all of the independent Trustees, has reviewed all services performed and fees charged by KPMG to the Trust. It has received the report of KPMG as to fees it was paid by the Bank of Hawaii. The Audit Committee has accepted that firm's representation that it is independent in recommending re-appointment of KPMG for the fiscal year ending March 31, 2003.

     KPMG has no direct or indirect financial interest in the Trust, the Trust's Administrator or the Trust's Adviser. It is expected that a representative of KPMG will be present at the meeting.

         ________________________________________________

     The above material relating to fees paid by Bank of Hawaii was inadvertently omitted from the proxy statement previously distributed to you. The final tabulation of votes for the meeting will be deferred until September 30, 2002 in order to afford you an opportunity, if you wish, to change your vote as a result of this supplement. There is, however, no need for you to do anything unless you wish to change your prior vote.

     If you have voted on either of the proposals and wish to change your vote, you may do so in any of the following ways:

     If your shares are registered in the name of your broker or someone other than yourself, you may authorize that person to revote your shares. If your shares are registered in your name, you may revote in one of three ways:

     (1) Proxy Card

     The enclosed proxy card authorizes the persons named (or their substitutes) to vote your shares; the Trust calls these persons the "proxy holders." As to the election of Trustees you may authorize the proxy holders to vote your shares for the entire slate indicated below by marking the appropriate box on the proxy card or by merely signing and returning your proxy card with no instructions. Or you may withhold the authority of the proxy holders to vote on the election of Trustees by marking the appropriate box. Also, you may withhold that authority as to any particular nominee by following the instructions on the proxy card.

     As to the other matter listed on the proxy card, you may direct the proxy holders to vote your shares on this proposal by marking the appropriate box "For" or "Against" or instruct them not to vote your shares on the proposal by marking the "Abstain" box. If you return your signed proxy card and do not mark a box on the proposal, the proxy holders will vote your shares for that proposal.

     (2) Telephone Voting

     To vote your shares by telephone, call the toll-free number on your proxy card. You will be prompted to enter the control number on your proxy card. Follow the recorded instructions using your proxy card as a guide. If you vote by phone, you need not return the proxy card by mail.

     (3) Internet Voting

     To vote your shares by the Internet, please contact the Trust at the Internet address shown on your proxy card. You will be prompted to enter the control number on your proxy card. Follow the instructions on the screen, using your proxy card as a guide. If you vote by the Internet, you need not return the proxy card by mail.

     General Information

     You may end the power of the proxy holders to vote your shares by: (i) so notifying the Trust in writing; (ii) signing a new and different proxy card (if the Trust receives it before the old one is used); (iii) voting your shares at the meeting in person or by your duly appointed agent; or (iv) calling the toll-free number or contacting the Trust's Internet address, both of which are detailed on your proxy card, entering your control number and revoking your previous vote.

     Shares held by brokers in "street name" and not voted or marked as abstentions will not be counted for purposes of determining a quorum or voted on any matter or otherwise counted as present in determining voting results.

     The Trust is sending you this Supplement to the Proxy Statement in connection with the solicitation by its Trustees of proxies to be used at the Annual Meeting to be held at the time and place and for the purposes indicated in the Notice or any adjourned meeting or meetings. Whenever it is stated in this Supplement or the Proxy Statement that a matter is to be acted on at the Meeting, this means the Meeting held at the scheduled time or any adjourned meeting or meetings.

                The date of this supplement is September 4, 2002